SEVENTH AMENDMENT TO CREDIT AGREEMENT


SEVENTH AMENDMENT TO CREDIT AGREEMENT, dated as of March 27, 1996 (this "Amendment"), to the Revolving Credit, Factoring and Security Agreement, dated as of September 20, 1993, as amended by letter agreement Re: Amendment to Credit Agreement with respect to the Mississippi Property, dated June 14, 1994 (the "First Amendment") and by letter agreement Re: Amendment to Credit Agreement with respect to Additional Guarantors, dated August 24, 1994 (the "Second Amendment"), and by the Third Amendment to Credit Agreement, dated as of February 28, 1995 (the "Third Amendment"), and by the Fourth Amendment to Credit Agreement, dated as of March 1, 1995 (the "Fourth Amendment"), and by the Fifth Amendment to Credit Agreement, dated as of June 28, 1995 (the "Fifth Amendment") and by the Sixth Amendment to Credit Agreement, dated as of August 15, 1995 (the "Sixth Amendment") (as so amended, and as further amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), between THE CIT GROUP/COMMERCIAL SERVICES, INC. ("Lender") and SALANT CORPORATION ("Borrower").

                              W I T N E S S E T H :

WHEREAS, Lender and Borrower are parties to the Credit Agreement;

WHEREAS, Borrower has requested Lender to amend the Credit Agreement to increase the Maximum Credit and the Revolving Loan Limit as defined therein and to amend certain financial covenants set forth therein; and

WHEREAS, Lender is willing to make such amendments to the Credit Agreement upon the terms and subject to the conditions set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree, effective as of the Effective Date, as defined below, as follows:

1. Defined Terms. Initially capitalized terms used and not otherwise defined herein shall have their respective meanings as defined in the Credit Agreement.

2. Amendment of Section 3.1(a) (iii). Section 3.1(a) (iii) of the Credit Agreement is amended in its
         ---------------------------------
entirety to read as follows:

         "(iii) Fifty percent (50%) of the value of Eligible Inventory, provided, however, that solely for, and at all times during the months of May, June, July and August of 1996, such advance rate shall be sixty percent (60%) of the value of Eligible Inventory."

3. Amendment of Section 3.1(c). Section 3.1(c) of the Credit Agreement is amended in its entirety to read
         ---------------------------
as follows:

         "(c) Notwithstanding anything to the contrary contained herein or in any of the other Financing Agreements, except in Lender's discretion, the aggregate unpaid principal amount of Revolving Loans outstanding at any time based on the value of all Eligible Inventory shall not exceed $60,000,000 (the "Inventory Sublimit"), provided, however, that solely for, and at all times during, the months of May, June, July and August of 1996, the Inventory Sublimit may equal but shall not exceed $70,000,000. On or before September 10, 1996, Borrower shall pay in full to Lender that portion of the Revolving Loans which is equal to the difference (such amount, the "Inventory Overadvance") between: (i) the aggregate amount of Revolving Loans then outstanding with respect to Eligible Inventory, and (ii) the lesser of: (A) the maximum amount of Revolving Loans with respect to Eligible Inventory to which Borrower is entitled on September 1, 1996, based on an advance rate of fifty percent (50%) of the value of Eligible Inventory, and (B) the Inventory Sublimit as in effect on September 1, 1996. Borrower's failure to pay the Inventory Overadvance in full on or before September 10, 1996, shall constitute an Event of Default under Section 8.1(a) of this Agreement."

4. Amendment of Section 3.3. Section 3.3 of the Credit Agreement is amended in its entirety to read as follows:

         "3.3  Maximum Credit

         The aggregate principal amount of the Revolving Loans and Letter of Credit Accommodations at any time outstanding shall not exceed $120,000,000, provided, however, that solely for, and at all times during, the months of March, April, May, June, July, August, September and October of 1996, such outstanding amount shall not exceed the amount set forth opposite each such month and provided, further, however, that during the first twenty (20) days of each month, the Maximum Credit may equal but shall not exceed the higher of (i) the Maximum Credit on the last day of the immediately preceding month or
         (ii) the amount set forth below opposite such month:


         Month (1996)                           Amount

         March                              $132,000,000
         April                              $135,000,000
         May                                $130,000,000
         June                               $132,000,000
         July                               $130,000,000
         August                             $135,000,000
         September                          $135,000,000
         October                            $130,000,000

Notwithstanding anything to the contrary contained herein, the Maximum Credit as of November 21, 1996 and thereafter shall not exceed $120,000,000."

5. Amendment of Section 3.6(k). The first sentence of Section 3.6(k) of the Credit Agreement is amended in its entirety to read as follows:

         "From and after September 30, 1996, Borrower shall have the right to cease factoring the Accounts of any of its divisions or other operating units upon not less than sixty (60) days prior written notice to Lender, provided, however, that (x) all Accounts shall at all times constitute security for all Obligations and (y) if Borrower delivers a notice to Lender in accordance with this Section 3.6(k) that Borrower will cease any and all further factoring of its Accounts, the exercise of such right shall be subject to Borrower's executing and delivering to Lender all such documents as Lender shall reasonably request in connection therewith."

6. Amendment of Section 7.18. Section 7.18 of the Credit Agreement is amended in its entirety to read as follows:

         "7.18  Working Capital

Borrower shall not at the end of any fiscal month permit its consolidated working capital to be less than $80,000,000 during the period from the Consummation Date through the day before the last day of its 1993 fiscal year, and $85,000,000 during the period from the last day of its 1993 fiscal year through the day before the last day of its 1996 fiscal year, and $90,000,000 thereafter."

7. Amendment of Section 7.19. Section 7.19 of the Credit Agreement is amended in its entirety to read as follows:

         "7.19  Stockholders' Equity

Borrower shall not permit its consolidated stockholders' equity to be less than $55,000,000 at any time during the period from the Consummation Date through the day before the last day of its 1993 fiscal year, $60,000,000 at any time during the period from the last day of its 1993 fiscal year through the day before the last day of its 1996 fiscal year, and $70,000,000 thereafter. Notwithstanding anything to the contrary contained herein, write-offs for goodwill, restructuring expense or other unusual or non-recurring expense arising during Borrower's 1996 fiscal year in connection with or pursuant to a restructuring and which Borrower would otherwise be required to include in the determination of Borrower's consolidated stockholders' equity, shall, in an aggregate amount not to exceed $5,000,000, be excluded from such determination of Borrower's consolidated stockholders' equity from and after December 28, 1996."

8. Amendment of Section 7.21. Section 7.21 of the Credit Agreement is amended in its entirety to read as follows:

         "7.21  Fixed Charge Coverage Ratio

         Borrower shall not permit the ratio of (a) the sum of (i) the consolidated net income (including royalty income) from continuing operations (excluding any unusual or non-recurring items of income or expense) before interest and taxes of Borrower and its Subsidiaries during any computation period and (ii) the consolidated depreciation and amortization expenses of Borrower and its Subsidiaries for such computation period to (b) the sum of (I) the consolidated interest expense (including all imputed interest on capital lease obligations) of Borrower and its Subsidiaries and (II) the aggregate amount of all scheduled repayments of Indebtedness (other than the Obligations) by Borrower and its Subsidiaries during the computation period, to be less than 1.5:1.0 at the end of its 1993, 1994, 1995 and 1996 fiscal years."

9. Amendment of Section 10.1(a). Section 10.1(a) of the Credit Agreement is amended in its entirety to read as follows:

         "10.1    Term.

         (a) This Agreement and the other Financing Agreements shall become effective as of the date hereof and shall continue in full force and effect for a term ending on March 31, 1997 (the "Renewal Date") and from year to year thereafter, unless sooner terminated pursuant to the terms hereof."

10. Representations and Warranties. Borrower hereby represents and warrants to Lender that the representations and warranties set forth in Section 6 of the Credit Agreement are true on and as of the date hereof as if made on and as of the date hereof after giving effect to this Amendment, except to the extent any such representation or warranty expressly relates to a prior date, and breach of any of the representations and warranties made in this paragraph 8 shall constitute an Event of Default under Section 8.1(b) or 8.1(c) of the Credit Agreement, as applicable. Borrower further represents and warrants that, after giving effect to this Amendment, no Event of Default or event which, with the lapse of time or the giving of notice or both, would become an Event of Default has occurred and is continuing.

11. Effectiveness. This Amendment shall become effective on the date (the "Effective Date") Lender shall have received each of the following:

                           a. The written consent of all Participants to the execution and delivery of this Amendment by Lender.

                           b. Counterparts of this Amendment, duly executed and delivered by Borrower and Lender.

                           c. A duly executed copy of the Consent of Guarantors substantially in the form of Exhibit A hereto.

12. Continuing Effect of Credit Agreement. This Amendment shall not constitute a waiver or amendment of any provision of the Credit Agreement not expressly referred to herein and shall not be construed as a consent to any further or future action on the part of Borrower that would require consent of Lender. Except as expressly amended, the provisions of the Credit Agreement are and shall remain in full force and effect.

13. Counterparts. This Amendment may be executed in counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

14. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with,the laws of the state of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

THE CIT GROUP/COMMERCIAL
 SERVICES, INC.

By:

Title:

SALANT CORPORATION

By:

Title:

                                    EXHIBIT A

                              CONSENT OF GUARANTORS

Each of the undersigned, CLANTEXPORT, INC., DENTON MILLS, INC., FROST BROS. ENTERPRISES, INC., SLT SOURCING, INC., each a Guarantor under its respective Guarantee, each dated as of September 20, 1993, and SALANT CANADA INC. and JJ. FARMER CLOTHING INC., each a guarantor under its respective Guaranty (Unlimited Liability), each dated as of September 20, 1994 (individually, in the case of each of the foregoing Guarantors, its "Guarantee"), made in favor of the CIT Group/Commercial Services, Inc. ("Lender"), pursuant to the Credit Agreement as defined in the Seventh Amendment to Credit Agreement, dated as of March __, 1996 between Lender and Salant Corporation (the "Amendment"), to which this Consent is attached, hereby consents to the Amendment and the matters contemplated thereby, and hereby confirms and agrees that its Guarantee is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, on and after the effective date of the Amendment, each reference in its Guarantee to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by the Amendment.

IN WITNESS WHEREOF, each of the undersigned has caused this Consent of Guarantors to be duly executed and delivered by its authorized officer this __ day of March, 1996.

CLANTEXPORT, INC.                           FROST BROS. ENTERPRISES, INC.

By:                                         By:

Title:                                         Title:

DENTON MILLS, INC.                                   SLT SOURCING, INC.

By:                                              By:

Title:                                                 Title:

VERA LICENSING, INC.                                 SALANT CANADA INC.

By:                                                   By:

Title:                                               Title:

JJ. FARMER CLOTHING, INC.

By:

Title: